Exhibit 23.2




               Consent of Ernst & Young LLP, Independent Auditors




We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 247,489 shares of common stock pertaining to the I-Net, Inc. 1996 Stock Incentive Plan of Wang Laboratories, Inc. of our report dated July 24, 1996 except for Note L, as to which the date is August 29, 1996, with respect to the consolidated financial statements and schedule of Wang Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.




         ERNST & YOUNG LLP




Boston, Massachusetts
September 24, 1996